Exhibit 23.3

Tel: 312-856-9100 Fax: 312-856-1379 www.bdo.com	330 N Wabash, Suite 3200 Chicago, IL 60611

Consent of Independent Registered Public Accounting Firm

Surgery Center Holdings, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 22, 2014, except for 2012 and 2013 earnings per share data included in the consolidated statements of operations and the related disclosure within Note 2, as to which the date is August 3, 2015 and except for 2012 and 2013 segment reporting data disclosure within Note 17, as to which the date is August 17, 2015, relating to the consolidated financial statements of Surgery Center Holdings Inc. and Subsidiaries, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Chicago, Illinois

September 21, 2015

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name of the BDO network and for each of the BDO Member Firms.